EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PCSB Financial Corporation of our report dated September 13, 2018, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of PCSB Financial Corporation for the year ended June 30, 2018.

/s/ Crowe LLP
Crowe LLP
New York, New York
November 9, 2018